As filed with the Securities and Exchange Commission on June 15, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIGNET JEWELERS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Clarendon House, 2 Church Street

Hamilton HM11, Bermuda

(441) 295-1422

(Address of principal executive offices and zip code)

Signet Jewelers Limited Omnibus Incentive Plan

(Full title of the plans)

Terry Burman

Chairman

Sterling Inc.

375 Ghent Road

Akron, Ohio 44313

(330) 668-5000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark Jenkins Group Company Secretary Signet Group plc 15 Golden Square London W1F 9JG United Kingdom	Peter J. Schwartz Partner Weil, Gotshal & Manges LLP One South Place London EC2M 2WG United Kingdom	P.J. Himelfarb Partner Weil, Gotshal & Manges LLP 1300 Eye Street Washington, D.C., 20005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common shares, $0.18 par value	7,000,000	$20.91	$146,370,000	$8,167.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers additional shares of common stock and interests in the plans to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(h), the maximum offering price per share has been calculated pursuant to Rule 457(c) based upon the average of the high and low sale price of the common shares of Signet Jewelers Limited (the “Registrant”) on the New York Stock Exchange of $20.91 on June 11, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Signet Jewelers Limited Omnibus Incentive Plan as specified under Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). These documents are not required to be, and are not being, filed by the Registrant with the Commission either as part of this registration statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Registrant with the Commission pursuant to the Exchange Act, are incorporated by reference into this Registration Statement:

(1) The Registrant’s Annual Report on Form 20-F for the year ended January 31, 2009, filed with the Commission on April 1, 2009.

(2) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since January 31, 2009.

(3) The description of the Registrant’s Common Shares contained in the Registrant’s Form 8-A filed with the Commission on September 11, 2008, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K submitted during such period (or portions thereof) that are identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing or submission (as applicable) of such documents.

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Registrant files after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”) imposes various duties on officers of a company with respect to certain matters of management and administration of such company. The Bermuda Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, such court may relieve him, either wholly or partly, from any liability on such terms as such court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of a company against such officers. The Signet Jewelers Limited Bye-laws (the “Bye-laws”), however, provide that each of the Registrant’s present and future shareholders waive all claims or rights of action that such shareholder might have, individually or in the right of the Registrant, against any of the directors or officers for any act or failure to act in the performance of the duties of such director or officer, provided that this waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

The Bye-laws provide that none of the Registrant’s officers, directors or employees will be personally liable to the Registrant or its shareholders for any action or failure to act to the fullest extent permitted by law.

Under the Bermuda Companies Act a company may in its Bye-laws indemnify any director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director may be guilty in relation to the company or any subsidiary thereof, except in relation to any fraud or dishonesty of which he may be guilty in relation to the company.

The Bye-laws provide that the directors and officers for the time being acting in relation to any of the affairs of the Registrant, or of its subsidiaries, will be indemnified out of the assets of the Registrant from and against all actions, costs, charges, liabilities, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of the Registrant’s business and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant may be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their duties, or in relation thereto, provided that such indemnity will not extend to any matter in respect of any fraud or dishonesty which may attach to any of the directors or officers.

The Bermuda Companies Act enables companies to purchase and maintain, and the Bye-laws permit the Registrant to purchase and maintain, insurance for directors and officers against any liability incurred by them in their capacities as such arising from negligence, default, breach of duty or breach of trust against the Registrant or any subsidiary thereof.

The Bye-laws provide that the Registrant may advance moneys to a director or officer for the costs, charges and expenses incurred by the director or officer in defending any civil or criminal proceedings against him, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Akron, Ohio, on this 15th day of June 2009.

SIGNET JEWELERS LIMITED

By:	/s/ Walker Boyd
Name:	Walker Boyd
Title:	Group Finance Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

*	Group Chief Executive and Director (principal executive officer)	June 15, 2009
Terry Burman

/s/ Walker Boyd	Group Finance Director and Director (principal financial officer and principal accounting officer)	June 15, 2009
Walker Boyd

*	Chairman of the Board of Directors	June 15, 2009
Sir Malcolm Williamson

*	Director	June 15, 2009
Lesley Knox

*	Director	June 15, 2009
Thomas Plaskett

*	Director	June 15, 2009
Marianne Miller Parrs

*	Director	June 15, 2009
Robert Blanchard

*	Director	June 15, 2009
Dale W. Hilpert

Signature	Title	Date

*	Director	June 15, 2009
Russell Walls

*By:	/s/ Walker Boyd
Walker Boyd
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Signet Jewelers Limited in the United States, on this 15th day of June, 2009.

By:	*
Terry Burman
Sterling Jewelers Inc.
Chairman

*By:	/s/ Walker Boyd
Walker Boyd
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Memorandum of Association of Signet Limited and Certificate of Incorporation on Change of Name to Signet Jewelers Limited (incorporated by reference to Exhibit 3.1 from Form 8-A filed by Signet Jewelers Limited on September 11, 2008)

4.2	Bye-laws of Signet Jewelers Limited (incorporated by reference to Exhibit 3.2 from Form 8-A filed by Signet Jewelers Limited on September 11, 2008)

*5.1	Opinion of Conyers Dill & Pearman

*23.1	Consent of KPMG Audit Plc

*23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

*24.1	Power of Attorney

*99.1	Signet Jewelers Limited Omnibus Incentive Plan

*	Filed herewith.